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                                                                    EXHIBIT 11.1


DYNAMEX INC.
CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                             Years ending July 31,
                                                   ----------------------------------------
                                                     2000            1999           1998
                                                   ---------       ---------       --------

Net Income (loss)                                  $ (3,399)       $ (6,676)       $(1,618)
                                                   ========        ========        =======

Weighted Average Common Shares Outstanding           10,207          10,099          7,937

Common Share Equivalents Related to Options
    and Warrants
                                                   --------        --------        -------

Common Shares and Common Share Equivalents           10,207          10,099          7,937
                                                   ========        ========        =======

Common Stock Price used under Treasury Stock
    Method                                         $     --        $     --        $    --
                                                   ========        ========        =======

Net Income per Common Share:
    Basic                                          $  (0.33)       $  (0.66)       $ (0.20)
                                                   ========        ========        =======
    Diluted                                        $  (0.33)       $  (0.66)       $ (0.20)
                                                   ========        ========        =======